Calculation of Filing Fee Tables
S-8
Seagate Technology Holdings plc
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Ordinary Shares, par value $0.00001 per share	457(a)	10,000,000	$ 339.73	$ 3,397,300,000.00	0.0001381	$ 469,167.13
2	Equity	Ordinary Shares, par value $0.00001 per share	457(a)	4,850,686	$ 339.73	$ 1,647,923,554.78	0.0001381	$ 227,578.24
Total Offering Amounts:						$ 5,045,223,554.78		$ 696,745.37
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 696,745.37
Offering Note
[1]	(1) In accordance with Rule 416(a) under the Securities Act of 1933, as amended ("Securities Act"), this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued under the Seagate Technology Holdings public limited company Amended and Restated Employee Stock Purchase Plan (the "ESPP") and the Seagate Technology Holdings public limited company 2022 Equity Incentive Plan, as amended and restated (the "2022 EIP" and, together with the ESPP, the "Plans") to prevent dilution resulting from stock splits, stock dividends or similar transactions. In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plans. (2) Consists of 10,000,000 ordinary shares, par value $0.00001 per share of the Registrant (the "Ordinary Shares"), to be issued under the ESPP. (3) Consists of (i) 3,800,000 Ordinary Shares, to be issued under the 2022 EIP, and (ii) 1,050,686 Ordinary Shares that, in accordance with the 2022 EIP, have become available for issuance under the 2022 EIP to the extent that awards under the 2022 EIP have been terminated, cancelled or expired or any Ordinary Shares subject to such awards were reacquired by the Registrant. (4) Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act and based upon the average of the high and low prices per share of Ordinary Shares as reported on The NASDAQ Global Select Market on January 23, 2026. (5) The Registrant does not have any fee offsets.

[2]	(3) Consists of (i) 3,800,000 Ordinary Shares, to be issued under the 2022 EIP, and (ii) 1,050,686 Ordinary Shares that, in accordance with the 2022 EIP, have become available for issuance under the 2022 EIP to the extent that awards under the 2022 EIP have been terminated, cancelled or expired or any Ordinary Shares subject to such awards were reacquired by the Registrant. (4) Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act and based upon the average of the high and low prices per share of Ordinary Shares as reported on The NASDAQ Global Select Market on January 23, 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A